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                                                              EXHIBIT 99.B22M(4)

                                 THE SSgA FUNDS

                    PLAN OF DISTRIBUTION ADOPTED PURSUANT TO
                       RULE 12B-1 FOR SELECT CLASS SHARES

     WHEREAS, The SSgA Funds, an unincorporated association of the type commonly known as a business trust organized under The Commonwealth of Massachusetts (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Trust is authorized (i) to issue shares of beneficial interest in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide the shares within each such series into two or more classes of shares; and

     WHEREAS, the Trust has established each of the portfolio series identified on Schedule A hereto (such series being referred to herein as the "Initial Series", and, together with all other series now existing or subsequently established by the Trust and made subject to this Plan of Distribution Adopted Pursuant to Rule 12b-1 for Select Class Shares (the "Plan"), being referred to herein individually as a "Series" and collectively as the "Series"); and

     WHEREAS, the Trust has established for each Series a class of shares (the "Shares") designated as the "Select Class;" and

     WHEREAS, the Trust may be deemed a distributor of the Shares within the meaning of Rule 12b-1 under the Act, and desires to adopt this Plan with respect to the Shares of the Initial Series; and

     WHEREAS, the Trust may enter into one or more agreements with the principal underwriter of the Trust (the "Distributor") and/or one or more other underwriters, distributors, dealers, brokers, banks, trust companies and other financial intermediaries (each, an "Intermediary") for the sale of Shares and/or the servicing or maintenance of accounts for the beneficial owners of Shares (each, an "Agreement"); and

     WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any Agreement (the "Qualified Trustees"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and such Agreements will benefit the Initial Series and the shareholders thereof, have accordingly approved this Plan and the Agreements by votes cast in person at a meeting called for the purpose of voting on this Plan and the Agreements.

     NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act, on the following terms and conditions:


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     DISTRIBUTION AND SERVICING ACTIVITIES. Subject to the supervision of the
Board of Trustees, the Trust may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Shares, including, but not limited to, the following: (a) making payments to the Distributor, which payments may be used to compensate the Distributor for such activities, without regard to the actual expenses incurred thereby; (b) providing payment of direct out-of-pocket expenditures by the Distributor in connection with the offer or sale of Shares, including expenses relating to the formulation and implementation of marketing strategies and promotional activities, such as direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, the preparation, printing and distribution of sales literature and reports to persons that are not shareholders of the Trust, and obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and
(c) making payments to compensate the Distributor for servicing and/or maintaining accounts for the beneficial owners of Shares.

     MAXIMUM EXPENDITURES. The expenditures to be made by the Initial Series pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined from time to time by the Trustees, but in no event may such expenditures exceed an annual rate of .025 of 1% of the average daily value of net assets represented by such Shares. The expenditures to be made pursuant to this Plan shall commence with respect to Shares of a Series as of the date on which this Plan becomes effective with respect to such Series.

     Pursuant to this Plan, the Trust shall make periodic payments to the Distributor at the annual rate provided for in Section 2 with respect to each Series.

In the event that the Distributor is not fully compensated for payments made or expenses incurred by it in any fiscal year, the Distributor shall be entitled to carry forward such expenses to subsequent fiscal years for submission to the applicable Series for payment subject always to the annual maximum expenditures for each Series set forth in Section 2 hereof; provided, however, the (i) each Series' liability for any such expenses carried forward shall terminate at the end of two years following the year in which the expenditure was incurred, and
(ii) nothing herein shall prohibit or limit the Trustees from terminating this Plan and all payments hereunder at any time pursuant to Section 4(e) hereof.

      4.  TERM AND TERMINATION.

          INITIAL SERIES. This Plan shall become effective with respect to the Shares of the Initial Series as of the later of (i) the date on which an amendment to the Registration Statement on Form N-1A with respect to the Shares becomes effective under the Securities Act of 1933, as amended or (ii) the date on which the Initial Series commences offering the Shares to the public and shall continue in effect with respect to the Shares (subject to Section 4(d) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved with respect to the Shares in accordance with the provisions of Section 4(c) hereof.

          ADDITIONAL SERIES. This Plan shall become effective with respect to the Shares of each additional Series subsequently made subject to this Plan upon commencement of the initial public offering of such Shares or, if such additional Series has previously commenced such

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public offering, upon approval of the Plan by a majority of the outstanding voting Shares of such Series (provided that the Plan has previously been approved with respect to the Series by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting held before the initial public offering of such additional Series thereof and called for the purpose of voting on such approval), and shall continue in effect with respect to each such additional Series (subject to Section 4(d) hereof) for one year thereafter, unless the continuation of this Plan shall have been approved with respect to such additional Series in accordance with the provisions of Section 4(c) hereof.

          CONTINUATION. This Plan and the Agreements shall continue in effect with respect to each Series subsequent to the initial term specified in Section 4(a) and (b) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan, subject to any shareholder approval requirements existing under applicable law.

          TERMINATION.

               This Plan may be terminated at any time with respect to the Shares of any Series thereof by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding voting Shares of that Series. For purposes of this Plan, the term "vote of a majority of the outstanding voting Shares" of any Series shall mean the vote of the lesser of (A) 67 percent or more of the outstanding voting Shares present at such meeting, if the holders of more than 50 percent of the outstanding voting Shares are present and represented by proxy; or (B) 50 percent or more of the Shares. The Plan may remain in effect with respect to a Series even if it has been terminated in accordance with this Section 4(d) with respect to one or more other Series of the Trust.

               Each Agreement may be terminated at any time, without penalty, with respect to the Shares of any Series by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting Shares of that Series on sixty days' written notice to the Distributor or Intermediary, as the case may be. In addition, each Agreement shall provide for automatic termination in the event of its assignment.

      5. AMENDMENTS. This Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof with respect to any Series unless such amendment is approved by a vote of a majority of the outstanding voting Shares of such Series. No material amendment to the Plan shall be made unless approved by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

      6. INDEPENDENT TRUSTEES. While this Plan is in effect with respect to any Series, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

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      7.  QUARTERLY REPORTS. The Treasurer of the Trust and the Treasurer of
     the Distributor shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts expended for the distribution of the Shares pursuant to this Plan and the purposes for which such expenditures were made.

      8. RECORDKEEPING. The Trust shall preserve copies of this Plan, the Agreements and any related agreements and all reports made pursuant to
     Section 7 hereof, for a period of not less than six years from the date of this Plan and the Agreements (including any related agreements) or such reports, as the case may be, the first two years in an easily accessible place.

Dated: November 8, 2005

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                                   SCHEDULE A

INITIAL SERIES

SSgA Emerging Markets Fund